MEMORANDUM OF AGREEMENT


     THIS MEMORANDUM AGREEMENT is made and entered into this ______ day of September, 1997, by and between KENNETH DUNN, a married man dealing with his sole and separate property ("Seller") and MONROC, INC., a Delaware corporation ("Buyer"):

     RECITALS:

     Monroc desires to purchase from Dunn and Dunn desires to sell to Monroc certain real property owned by Dunn located in Middleton, Canyon County, Idaho, consisting of two parcels containing approximately 73 total acres of land (generally shown on Exhibit "A" attached hereto as "Parcel Dunn-1" and "Parcel Dunn-2"), including an area now subject to a railroad right-of-way, and including all rights, interests and claims of Seller to an additional four acres adjoining Parcel Dunn-1 in an area bounding the Boise River, together with all improvements, water, mining and mineral rights, beneficial easements and other appurtenances owned by Seller (collectively the "Property").

     The property is located in the East half of the Southeast quarter and Lot 3 of Section 17, township 4 North, Range 2 West of the Boise Meridian, Canyon County, Idaho, excepting therefrom: the East 25 feet of said East half of the Southeast quarter of said Lot 3. Prior to closing, the Property will be more particularly described by metes and bounds on a mutually approved survey at Buyer's expense; at such time as the descriptions are available and will be attached hereto as Exhibit "B" and shall be the descriptions for the purpose of completing this transaction.

     NOW,  THEREFORE,   for  valuable  consideration,   the  receipt  and  legal
sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

     1. PURCHASE PRICE: The price to be paid for the property will be Seven Hundred Fifty Thousand and no/100ths ($750,000.00) ("Purchase Price") payable in the following manner:

     (a) Thirty-five Thousand and no/100ths Dollars ($35,000.00) earnest money ("Earnest Money Deposit") payable upon the parties' execution of this Agreement, which shall become non-refundable to Buyer upon expiration of the Review Period as hereinafter set forth, excepting only Seller's inability to deliver good and marketable title to the Property at closing or other failure to close which is not the fault of the Buyer. The Earnest Money Deposit shall be credited against the Purchase Price at closing.

     (b) Twenty-five percent (25%) of the Purchase Price shall be payable in cash at closing, less the Earnest Money Deposit. The balance shall be payable to Seller under the terms of a promissory note secured by a first mortgage on the Property, together with interest thereon at the rate of nine percent (9%) per annum, principal and interest payable monthly fully amortized over ten (10) years.

     (c) If on or before December 31, 1997, Buyer has not obtained necessary governmental approvals for its anticipated uses of the Property, Buyer at its option may terminate this Agreement and, excepting Seller's retention of the Earnest Money Deposit, the parties shall have no further obligation or liability to each other.

     2. REVIEW PERIOD/EARNEST MONEY: The parties agree that Buyer will have a thirty (30) day period following the execution of this Agreement ("Review Period") to enter upon the Property and to conduct such inspection, environmental and geological testing as it deems appropriate, including the drilling of test holes. Test holes will be limited to pasture or areas deemed suitable by Seller, and if for any reason the Buyer does not complete the purchase as provided herein Buyer shall immediately refill all test holes in a manner acceptable to Seller. Buyer will also review and approve or state any objections to a preliminary title commitment. If these conditions are not met to Buyer's satisfaction by the expiration of the Review Period, Buyer shall be entitled to receive the refund of the Earnest Money Deposit, this Agreement will terminate, and the parties will have no further obligation or liability to each other except for Buyer's cleanup if the same has not already been completed.

     3. BUYER'S BOARD APPROVAL: It shall be a condition to closing that Buyer's Board of Directors give its approval for the purchase of the Property by the expiration of the review period. In the event Buyer satisfactorily completes its review within the Review Period but does not receive the approval of its Board of Directors, then Buyer shall forfeit its Earnest Money Deposit.

     4. USE OF THE PROPERTY: The parties acknowledge that Buyer's intended use of the Property is for construction of a ready-mix concrete plant, gravel mining, production of pre-stress and pre-cast concrete products, construction of roads, and ancillary uses, and will include noise, dust and trafficking of heavy equipment. Seller will reasonably cooperate in obtaining the necessary zoning approvals for this intended use.

     5. RAILROAD RIGHT OF WAY: It shall be a condition of closing that the portion of the property in Parcel Dunn-2 now subject to a railroad right-of-way shall be deeded to Buyer free and clear of any interest by the railroad or any third party. It shall be the responsibility of Seller at his expense prior to closing to obtain necessary documentation from the railroad releasing and/or vacating the right-of-way for the benefit of Monroc.

     6. BUILDING PERMITS: Buyer acknowledges that Seller has been granted three building permits for the Property by the Canyon County Planning and Zoning Department, and the parties agree that such building permits shall remain in the name of the Seller. Buyer agrees to cooperate with Seller in having the building permits transferred from the Property to other real property owned by Seller.

     7.  CLOSING/TITLE:

     (a) The closing of the purchase of the Property will occur on the earlier of 30 days following final governmental approvals or December 31, 1997, or on such other date as the parties shall mutually agree. The Property will be conveyed by general warranty deed at closing, free and clear of all indebtedness, liens, claims and encumbrances, including the railroad right-of-way, excepting, however, easements, restrictions and reservations as approved by Buyer. In the event that there are any unpaid liens on the date of closing, Buyer may cause any such indebtedness to be paid and credited against the price.

     (b) Seller will at its cost provide a title insurance policy insuring the interest of Monroc in the amount of the Purchase Price an showing that the Property is free and clear of all indebtedness, liens and encumbrances excepting only those matters which Buyer has approved following its review of the title commitment.

     (c) Closing will occur at the offices of Pioneer Title Company in Caldwell, Idaho, who will also provide the preliminary title commitment and title policy. Except for the cost of title insurance, which is Seller's responsibility, the parties will slit the closing costs 50-50 and pro-rate the taxes as of the date of closing. Each party will be responsible for his or its own legal cost.

     8. BROKER/REAL ESTATE FEES: The parties acknowledge that no realtors, brokers or any person claiming a finder's fee are involved in this transaction.

     9. RECORDING: Neither this Agreement nor any copy hereof shall be recorded without the prior written consent of both parties having been obtained.

     10. FURTHER ASSURANCES: The parties acknowledge that Buyer will be incurring expenses to inspect, test and survey the Property, to seek Zoning approvals and other preparatory activities in reliance on this Agreement. The parties agree to execute any other documents necessary or appropriate to effectuate the intention of the parties as expressed herein.

     11. BINDING AGREEMENT: Upon Seller's execution of this Agreement it will become a fully binding agreement between the parties, their heirs, successors and assigns, and may only be modified by further written agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                             _______________________________
                                             Kenneth Dunn


                                             MONROC, INC.


                                             By ____________________________
                                             Its


STATE OF IDAHO          )
                        )ss.
County of Ada           )

     On this _______ day of September, 1997, before me, the undersigned, a Notary Public in and for said State, personally appeared KENNETH DUNN, known or identified to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                             _______________________________
                                             Notary Public for Idaho
                                             Residing at Boise, Idaho
                                             My commission expires:


STATE OF IDAHO          )
                        )ss.
County of Ada           )

     On this ___ day of September, 1997, before me, the undersigned, a Notary Public in and for said State, personally appeared , known or identified to me to be the of MONROC, INC., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                             _______________________________
                                             Notary Public for Idaho
                                             Residing at Boise, Idaho
                                             My commission expires: